CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form SB-2 of our report dated April 15, 2006, , relating to the financial statements of M Power Entertainment, Inc. for the year ended December 31, 2005 and to the reference to us as experts with respect to audit services provided for the year ended December 31, 2005..

/s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas
May 30, 2007